Exhibit 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE SECOND QUARTER 2013

Direct Segment Growth Offset by Expected Retail Decline in Seasonally Soft Second Quarter

Pricing, Improved Mix and Cost Improvements Lead to Margin Gains Overall and in Each Segment

Increased Advertising and New Product Investment Setting up Expected Solid Back Half

VANCOUVER, WASHINGTON, August 5, 2013—Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the second quarter ended June 30, 2013.

Net sales for the second quarter of 2013 totaled $36.2 million, an 8.4% decrease compared to $39.6 million in the same quarter of 2012, as higher sales in the Company’s Direct segment were offset by a previously forecasted decline in sales in the Retail segment. Year to date through two quarters, net sales are $95.5 million, an increase of 5.1% over the same period last year. Gross margin for the second quarter of 2013 improved 440 basis points to 47.8%, compared to 43.4% for the same quarter in 2012. The increase in gross margin was primarily due to higher gross margins in both the Retail and Direct businesses, a greater percentage of sales coming from the Company’s higher margin Direct segment, and lower overhead costs. Operating loss for the second quarter of 2013 was $1.7 million, compared to $0.6 million in the same quarter of 2012. The increase in operating loss reflects lower net sales in the Retail segment as well as the Company’s strategic decision to increase media spend to drive awareness of its new Direct products and build its sales lead foundation for the back half of the year. Year to date operating income totals $4.3 million, an increase of 92% over the same period last year.

Income from continuing operations for the second quarter of 2013 was $32.7 million, which includes a $34.3 million net income tax benefit due primarily to partial reversal of a valuation allowance recorded against the Company’s deferred tax assets. Excluding the net income tax benefit, the Company’s loss from continuing operations before income taxes was $1.6 million. This compares to loss from continuing operations before income taxes of $0.7 million for the same period last year. Income per diluted share from continuing operations for the second quarter of 2013 was $1.04, which includes $1.09 related to the income tax benefit. Excluding the income tax benefit, loss per diluted share was $0.05 in the second quarter of 2013. This compares to loss per diluted share from continuing operations of $0.02 in the same quarter a year ago. On a year to date basis through two quarters, income per diluted share from continuing operations excluding the net income tax benefit increased to $0.13 as compared to $0.07 for the same period last year.

For the second quarter of 2013, the Company reported net income (including discontinued operations) of $32.9 million, or $1.05 per diluted share, which includes the aforementioned income tax benefit. Excluding the income tax benefit, net loss was $1.4 million, or ($0.04) per diluted share. In the second quarter of 2012, the Company reported a net loss (including discontinued operations) of $0.2 million, or ($0.01) per diluted share. Net income for the second quarter of 2013 included income of $0.2 million, or $0.01 per diluted share, from discontinued operations. Net income for the second quarter of 2012 included income of $0.3 million, or $0.01 per diluted share, from discontinued operations.

Bruce M. Cazenave, Chief Executive Officer, stated, “During the second quarter, we continued to achieve growth in our Direct business and made a couple of strategic investment decisions to build support for the back half of the year and support longer term growth objectives. We made incremental investments in media for Direct products to establish the sales lead pipeline and also invested in launch activities in support of our new licensing initiative, which we believe will develop into a meaningful revenue source over the long term. As previously disclosed, we expected the second quarter for our Retail business to be a challenge from a year-over-year comparison point of view. Our Retail business in the second quarter last year benefited from customers accelerating their normal buying pattern from the third and fourth quarters in anticipation of the price increase implemented in the third quarter last year. The price increase was a positive factor in our improving gross margins.

Looking forward, the underlying progress on key initiatives remains positive, including strong improvement of 440 basis points in gross margin and improved net working capital utilization in the quarter versus the same period last year. The new line-up of Retail products has been well received and we are optimistic that the improvements made to our product line will lead to improved Retail segment revenue and operating results in the second half of 2013 and on a full year basis when compared to the same periods last year. Our Direct business continues to grow due to increased sales of our new products, including the Bowflex® UpperCut™, as well as the steady growth of our existing cardio products, especially the Bowflex® TreadClimber® product line.”

Mr. Cazenave continued, “The consumer and market dynamics affecting our Retail and Direct businesses in the normal seasonally slow second quarter were challenging but we are pleased with the overall position of our business as we begin the second half of 2013. We should continue to benefit from successful execution on our key areas of focus, including an expanding product portfolio, generating improved gross margins, and leveraging our cost structure. Following several product launches on the Direct side of our business over the past year and the introduction of a new cardio lineup for Retail, we have significantly improved and expanded Nautilus’ product offerings. Our team is continually working on developing additional fitness products that complement our existing line and leverage our leading brands.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $25.3 million in the second quarter of 2013, an increase of 2.5% over the comparable period last year. Direct segment sales benefitted from solid sales of the Company’s new products, the CoreBody Reformer® and Bowflex® UpperCut™, as well as strong demand for cardio products, especially our Bowflex® Treadclimber® product line, partially offset by a decline in strength products. Net sales year to date for the Direct segment were $67.9 million, an increase of 16.3% over the comparable period last year. U.S. credit approval rates rose to 33.8% in the second quarter of 2013, up from 30.0% for the same period last year.

Operating income for the Direct segment was $0.5 million for the second quarter 2013, compared to $1.0 million for the second quarter 2012. Higher sales and higher gross margins for the Direct segment were offset by higher media investment designed to help drive new product awareness and build a sales lead foundation for the back half of the year. Gross margin for the Direct business was 57.6% for the second quarter of 2013, compared to 55.1% in the second quarter of last year. Direct business gross margin benefited from improved overhead operating efficiency and cost improvements.

Net sales for the Retail segment were $10.2 million in the second quarter 2013, a decrease of 27.5% when compared to $14.0 million in the second quarter last year. The Company’s Retail segment sales in the second quarter of 2012 benefited from some Retail customers accelerating a portion of their purchases into the second quarter from the third and fourth quarters, compared to their typical buying patterns. In addition, the overall retail environment for fitness equipment remained soft in the second quarter of fiscal 2013. Net sales year to date for the Retail segment were $25.3 million, a decrease of 17.5% compared to the same period last year. The Company is in the process of launching a new lineup of cardio products for the Retail segment in the fall this year and has been encouraged by Retailer acceptance of these new products.

Operating income for the Retail segment was $0.1 million, compared to $1.1 million in the second quarter last year. Retail gross margin was 19.5% in the second quarter of 2013, compared to 19.2% in the same quarter of last year, a 30 basis point improvement.

For further information, see “Segment Information” attached hereto.

Balance Sheet

The Company ended the second quarter of 2013 in a strong financial position. As of June 30, 2013, the Company had cash and cash equivalents of $28.4 million and no debt, compared to cash and cash equivalents of $23.2 million and no debt at year end 2012. Working capital was $33.2 million as of June 30, 2013, compared to $25.4 million at year end 2012. Inventory as of June 30, 2013 was $13.3 million, compared to $18.8 million as of December 31, 2012 and $12.6 million at the end of the second quarter of 2012. The company tightly manages inventory levels and believes that inventory is at the proper levels, when combined with planned purchases, to support sales in the second half of 2013.

For further information, see “Balance Sheet Information” attached hereto.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus discloses certain non-GAAP operating results that excludes certain charges. In this news release, the Company has presented certain of its results of operations, including its loss from continuing operations before income taxes and loss per diluted share, excluding the net income tax benefit, each of which is a non-GAAP financial measure.

When presenting non-GAAP information, the Company includes a reconciliation of the non-GAAP results to the most directly comparable financial measure calculated and presented in accordance with GAAP. We present adjusted results because management believes that due to the non-recurring nature of the partial reversal of a valuation allowance recorded against the Company’s deferred tax assets resulting in an income tax benefit, including the non-GAAP results assists investors in assessing the Company’s operational performance relative to its competitors and its historical financial performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Financial Measures; Operating Income/Loss and Diluted EPS” in the financial tables included with this release.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the second quarter ended June 30, 2013 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, August 5, 2013. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 709-0218 in North America and international listeners may call (212) 231-2928. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, August 5, 2013, through 6:30 p.m. ET, August 19, 2013. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21668524.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus ®, Bowflex ®, TreadClimber ®, Schwinn ®, Schwinn Fitness TM and Universal ®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com, www.bowflex.com, www.treadclimber.com and www.corebody.com.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company’s prospects, resources or capabilities; current or future financial trends; future operating results; future plans for introduction of new products; anticipated demand for the Company’s new and existing products, maintenance of appropriate inventory levels, growth in revenues and profits, leverage of operating expenses, future revenues from the Company’s licensing initiative, results of increased media investment in the Direct segment, anticipated return to growth in the Retail segment and continued improvement in operating margins. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, the effectiveness, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.

Investor Relations Contact:

John Mills, ICR, LLC

Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and six months ended June 30, 2013 and 2012 (unaudited and in thousands, except per share amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$36,242	$39,583	$95,456	$90,845
Cost of sales	18,913	22,415	47,433	49,772

Gross profit	17,329	17,168	48,023	41,073
Operating expenses:
Selling and marketing	13,768	12,557	32,394	28,623
General and administrative	3,982	4,291	8,929	8,301
Research and development	1,303	919	2,430	1,919

Total operating expenses	19,053	17,767	43,753	38,843

Operating income (loss)	(1,724)	(599)	4,270	2,230
Other income (expense), net	124	(80)	7	2

Income (loss) from continuing operations before income taxes	(1,600)	(679)	4,277	2,232
Income tax provision (benefit)	(34,268)	(193)	(33,915)	71

Income (loss) from continuing operations	32,668	(486)	38,192	2,161
Income (loss) from discontinued operation	195	322	(170)	197

Net income (loss)	$32,863	$(164)	$38,022	$2,358

Basic income (loss) per share from continuing operations	$1.05	$(0.02)	$1.23	$0.07
Basic income (loss) per share from discontinued operation	0.01	0.01	(0.01)	0.01

Basic net income (loss) per share(1)	$1.06	$(0.01)	$1.23	$0.08

Diluted income (loss) per share from continuing operations	$1.04	$(0.02)	$1.22	$0.07
Diluted income (loss) per share from discontinued operation	0.01	0.01	(0.01)	0.01

Diluted net income (loss) per share	$1.05	$(0.01)	$1.21	$0.08

Shares used in per share calculations:
Basic	31,058	30,878	31,003	30,878

Diluted	31,430	30,878	31,360	30,987

(1)	May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and six months ended June 30, 2013 and 2012 (unaudited and dollars in thousands):

	For the Three Months Ended June 30,		Change
	2013	2012	$	%
Net sales:
Direct	$25,314	$24,707	$607	2.5%
Retail	10,175	14,030	(3,855)	(27.5)%
Royalty income	753	846	(93)	(11.0)%

	$36,242	$39,583	$(3,341)	(8.4)%

Operating income:
Direct	$508	$993	$(485)	(48.8)%
Retail	140	1,088	(948)	(87.1)%
Unallocated corporate	(2,372)	(2,680)	308	11.5%

	$(1,724)	$(599)	$(1,125)	(187.8)%

	For the Six Months Ended June 30,		Change
	2013	2012	$	%
Net sales:
Direct	$67,949	$58,441	$9,508	16.3%
Retail	25,309	30,669	(5,360)	(17.5)%
Royalty income	2,198	1,735	463	26.7%

	$95,456	$90,845	$4,611	5.1%

Operating income:
Direct	$7,217	$4,021	$3,196	79.5%
Retail	2,100	3,355	(1,255)	(37.4)%
Unallocated corporate	(5,047)	(5,146)	99	1.9%

	$4,270	$2,230	$2,040	91.5%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of June 30, 2013 and December 31, 2012 (unaudited and in thousands):

	June 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$28,370	$23,207
Trade receivables, net of allowances of $93 and $93	8,141	21,767
Inventories	13,348	18,787
Prepaids and other current assets	4,363	5,750
Income taxes receivable	77	101
Short-term notes receivable	—	82
Deferred income tax assets	3,274	193

Total current assets	57,573	69,887
Property, plant and equipment, net	7,502	6,138
Goodwill	2,784	2,940
Other intangible assets, net	13,641	14,666
Long-term deferred income tax assets	28,601	239
Other assets	434	441

Total assets	$110,535	$94,311

Liabilities and Stockholders’ Equity
Trade payables	$16,565	$32,753
Accrued liabilities	5,698	8,171
Warranty obligations, current portion	2,134	2,278
Deferred income tax liabilities	—	1,275

Total current liabilities	24,397	44,477
Warranty obligations, non-current	28	214
Income taxes payable, non-current	2,873	2,812
Deferred income tax liabilities, non-current	—	1,484
Other long-term liabilities	1,812	1,998
Stockholders’ equity	81,425	43,326

Total liabilities and stockholders’ equity	$110,535	$94,311

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Operating Income/Loss and Diluted EPS (as reported and excluding non-recurring items)

(dollars in millions, except per share amounts):

	Three Months Ended June 30, 2013				Six Months Ended June 30, 2013
	As Reported	Less Non- recurring Items		Excluding Non- recurring Items	As Reported	Less Non- recurring Items		Excluding Non- recurring Items
Income (Loss) from Continuing Operations	$32.7	$(34.3	)(1)	$(1.6)	$38.2	$(34.3	)(1)	$3.9

Diluted Earnings (Loss) Per Share	$1.04	$(1.09	)(1)	$(0.05)	$1.22	$(1.09	)(1)	$0.13

(1)	Such items were offset by the after-tax impact of an income tax benefit related to a partial reversal of a valuation allowance recorded against the Company’s deferred tax assets.